Exhibit 23.6
Prator Bett, L.L.C.
Petroleum Engineers

712 Main Street, Suite 1830
Houston, Texas 77002
Tel (713) 224-1350
Fax (713) 224-1351
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
We hereby consent to the reference to Prator Bett, L.L.C. and to the use by reference of information contained in our reports dated January 19, 2005 and February 13, 2004, presenting “Estimated Future Reserves and Revenues” effective December 31, 2004 and December 31, 2003, respectively (our Reports) of certain properties then owned by NEG Operating LLC in Form S-1 Registration Statement of NEG, Oil & Gas LLC. However, since the estimates of crude oil and natural gas reserves set forth in our Report have been combined with reserve estimates of other petroleum consultants, we are necessarily unable to verify the accuracy of the reserves estimates contained in the aforementioned Registration Statement.

/s/ M. Drayton Prator III
PRATOR BETT, L.L.C.

Houston, Texas
July 27, 2006